JOHN HANCOCK BOND TRUST

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

Terms of New or Amended Securities

For John Hancock High Yield Fund:

On May 3, 2011, the Board of Trustees approved the establishment of a new institutional share class, Class R6 shares, for John Hancock High Yield Fund and the related Multi-Class Plan.  The Board also authorized the filing of the related post-effective amendment to the Fund’s registration statement which was filed on August 30, 2011, accession number 0000950123-11-081285.